Exhibit 99.3

CELATOR PHARMACEUTICALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015 and for the six months ended June 30, 2016 and 2015

CELATOR PHARMACEUTICALS, INC. AND SUBSIDIARIES

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$63,715,300	$23,253,328
Restricted cash	151,094	149,017
Other receivables	33,451	74,244
Prepaid expenses and deposits	676,257	421,491
Other current assets	318,397	414,904
Total current assets	64,894,499	24,312,984
Property and equipment, net	772,756	861,490
Other assets	42,695	43,998
Total assets	$65,709,950	$25,218,472
Liabilities
Current liabilities:
Current portion of debt	$728,803	$5,378,134
Accounts payable	893,398	778,360
Accrued liabilities	4,269,657	2,377,713
Current portion of deferred revenue	—	45,249
Total current liabilities	5,891,858	8,579,456
Other liabilities	1,052,541	1,026,993
Loans payable	12,068,327	9,081,110
Total liabilities	19,012,726	18,687,559
Stockholders' equity
Preferred stock
Authorized 20,000,000 shares, par value $0.001	—	—
Common stock
Authorized 200,000,000 shares, par value $0.001
Issued and outstanding 44,242,963 and 34,944,150 shares as of June 30, 2016 and December 31, 2015, respectively	44,244	34,944
Warrants	1,083,193	1,083,193
Additional paid-in capital	229,672,468	175,229,643
Accumulated other comprehensive loss	(1,133,266)	(1,133,266)
Accumulated deficit	(182,969,415)	(168,683,601)
Total stockholders' equity	46,697,224	6,530,913
Total liabilities and stockholders' equity	$65,709,950	$25,218,472

See accompanying notes to consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Loss
(Unaudited)

	Six months ended June 30
	2016	2015
Expenses
Research and development	$6,542,339	$6,161,142
Leukemia & Lymphoma Society funding	(145,249)	(1,171,493)
General and administrative	6,872,066	3,775,983
Amortization and depreciation	97,005	98,322
Operating loss	(13,366,161)	(8,863,954)
Other income (expenses)
Foreign exchange loss	(22,879)	(12,263)
Interest and miscellaneous income	7,367	6,252
Interest expense	(872,961)	(822,544)
Loss before income taxes	(14,254,634)	(9,692,509)
Income tax	(31,180)	—
Net loss	$(14,285,814)	$(9,692,509)
Net loss per share
Basic and diluted	$(0.37)	$(0.29)
Weighted average of common shares outstanding
Basic and diluted	38,987,035	33,738,923

See accompanying notes to consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statement of Stockholders’ Equity
For the Six Months Ended June 30, 2016
(Unaudited)

	Common Stock		Warrants	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders' Equity
	Number	Amount
Balance at December 31, 2015	34,944,150	$34,944	$1,083,193	$175,229,643	$(1,133,266)	$(168,683,601)	$6,530,913
Issuance of shares from exercise of stock options and warrants	3,344,913	3,346	—	2,536,622	—	—	2,539,968
Issued for cash, net of stock issuance costs	5,953,900	5,954	—	50,367,540	—	—	50,373,494
Stock-based compensation	—	—	—	1,173,401	—	—	1,173,401
Stock options granted in payment of accrued bonuses	—	—	—	365,262	—	—	365,262
Net loss for the period	—	—	—	—	—	(14,285,814)	(14,285,814)
Balance at June 30, 2016	44,242,963	$44,244	$1,083,193	$229,672,468	$(1,133,266)	$(182,969,415)	$46,697,224

See accompanying notes to consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
	2016	2015
Operating activities
Net loss	$(14,285,814)	$(9,692,509)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	97,071	98,322
Non-cash stock-based compensation expense	1,173,401	794,138
Non-cash financing costs	201,802	206,398
Changes in operating assets and liabilities
Other receivables	41,014	(904,767)
Prepaid expenses and deposits	(254,106)	(107,086)
Restricted cash	(12)	(19)
Other current assets	96,507	25,008
Other assets	1,277	—
Accounts payable	113,391	362,407
Accrued liabilities	2,241,772	482,493
Other liabilities	25,548	(4,437)
Deferred revenue	(45,249)	(271,493)
Cash used in operating activities	(10,593,398)	(9,011,545)
Investing activities
Purchase of property and equipment	(8,271)	(34,128)
Cash used in investing activities	(8,271)	(34,128)
Financing activities
Proceeds from issuance of common stock and stock options and warrants exercised	53,353,302	129,751
Payment of share issuance costs	(436,264)	—
Proceeds from loans payable	—	5,000,000
Payment of debt issuance costs	(130,365)	—
Repayments of loans payable	(1,733,551)	—
Cash provided by financing activities	51,053,122	5,129,751
Effect of foreign exchange rate changes	10,519	(16,651)
Net change in cash	40,461,972	(3,932,573)
Cash and cash equivalents, beginning of period	23,253,328	32,413,777
Cash and cash equivalents, end of period	$63,715,300	$28,481,204
Supplemental disclosure of cash flow information
Interest paid	$688,035	$578,229
Stock options granted in payment of accrued bonuses	365,262	—
Common stock issued in payment of accrued bonuses	—	168,843
Warrants issued in connection with debt issuance costs	—	76,897
Debt issuance costs incurred but not paid	—	50,000

See accompanying notes to consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

1.	Nature of Business
Celator Pharmaceuticals, Inc. is an oncology-focused biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Our proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensure its exposure to the tumor. Our lead product is VYXEOSTM , a nano-scale liposomal formulation of cytarabine:daunorubicin, completed a Phase 3 clinical trial for the treatment of acute myeloid leukemia (AML). On March 14, 2016 we reported positive results from our Phase 3 study of VYXEOS in patients with high-risk (secondary) acute myeloid leukemia (AML) compared to the standard of care regimen of cytarabine and daunorubicin known as 7+3. We have also conducted clinical development on CPX-1, a nano-scale liposomal formulation of irinotecan:floxuridine for the treatment of colorectal cancer; and have a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation. More recently, we have advanced the CombiPlex platform and broadened its application to include molecularly targeted therapies.

In July 2016, the Company was acquired by Jazz Pharmaceuticals plc. See note 13.

2.	Summary of Significant Accounting Policies
The accompanying unaudited consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes included in Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been omitted.

In the opinion of management of the Company, the interim consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the financial position, operating results and cash flows of the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

Basis of consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Celator Pharmaceuticals Corp. (“CPC”) and Celator UK Ltd. All intercompany transactions have been eliminated.

Use of estimates: The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates. Significant areas requiring management estimates in the preparation of these consolidated financial statements include, amongst other things, assessment of other receivables, accrued liabilities, impairment and amortization of property and equipment, valuation allowance for deferred income taxes, valuation of stock-based compensation and contingencies.

New Accounting Pronouncements Adopted: During the period, the Company adopted Financial Accounting Standards Board (“FASB”) guidance originally issued in April 2015 which requires that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related liability, rather than as a deferred charge. The guidance was effective retroactively for financial statements covering fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The following table summarizes the cumulative effect of the change on total assets, total liabilities and stockholders’ equity in the statement of financial position as of the beginning of the period presented. The adoption of the guidance did not have any effect on loss from operations, and loss per share amounts for the current period and any prior periods.

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

	As Reported December 31, 2015	Deferred Financing Costs Reclassification	Adjusted December 31, 2015
Assets
Other assets	$460,710	$(416,712)	$43,998
Total assets	$25,635,184	$(416,712)	$25,218,472

Loans payable	$9,497,822	$(416,712)	$9,081,110
Total liabilities	19,104,271	(416,712)	18,687,559

Total liabilities and stockholders' equity	$25,635,184	$(416,712)	$25,218,472

All other new guidance that became effective during the reported period did not have a material impact on the Company’s consolidated financial statements.

New Accounting Pronouncements Not Yet Effective: In February 2016, the FASB issued comprehensive new guidance about leases. Under the new guidance, most leases will be recognized on an entity’s balance sheet as liabilities with corresponding right-of-use assets. The new guidance is effective for interim and annual periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The standard must be adopted using a modified retrospective approach. We have not yet evaluated the impact of this new pronouncement.

In November 2015, the FASB issued guidance which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The guidance is effective for public business entities for interim and annual periods in fiscal years beginning after December 15, 2016. This guidance is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.	Fair Value Measurements
Financial instruments of the Company consist of cash deposits, money market investments, other receivables, accounts payable, certain accrued liabilities and debt. The carrying value of these financial instruments generally approximates fair value due to their short-term nature. The Company believes that the current carrying amount of its long-term debt approximates fair value because interest rate on this instrument is similar to rates that the Company would be able to receive for similar instruments of comparable maturity.

FASB Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

ASC 820 requires disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value.

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

The Company recognizes transfers between input levels as of the actual date of event. There were no transfers between levels and the following table provides the cash equivalents carried at fair value:

	Fair Value	(Level 1)	(Level 2)	(Level 3)
June 30, 2016
Assets:
Money Market Fund	$61,980,130	$61,980,130	$—	$—
December 31, 2015
Assets:
Money Market Fund	$22,162,678	$22,162,678	$—	$—

4.	Other Current Assets
Other current assets as of June 30, 2016 and December 31, 2015, consist of the following:

	June 30, 2016	December 31, 2015
Clinical trial materials	$318,397	$414,904

5.	Property and Equipment
Property and equipment as of June 30, 2016 and December 31, 2015, including assets held under capital lease, consists of the following:

	June 30, 2016	December 31, 2015
Computer and equipment	$123,911	$117,135
Furniture and office equipment	73,863	73,863
Laboratory equipment	1,754,608	1,754,608
Capital lease equipment	155,524	155,524
Leaseholds	56,227	54,732
	2,164,133	2,155,862
Less: Accumulated depreciation	(1,391,377)	(1,294,372)
	$772,756	$861,490

	Six months ended June 30
	2016	2015
Depreciation and amortization	$97,005	$98,322

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

6.	Accrued Liabilities
Accrued liabilities as of June 30, 2016 and December 31, 2015 consist of the following:

	June 30, 2016	December 31, 2015
Accrued professional fees	$1,163,287	$—
Accrued drug manufacturing expenses	757,999	174,376
Accrued bonuses	735,948	723,039
Accrued clinical trial expenses	374,823	1,029,488
Accrued salaries and vacation	306,130	202,059
Interest payable	106,992	123,867
Accrued other	824,478	124,884
	$4,269,657	$2,377,713

7.	Other Liabilities
Other non-current liabilities as of June 30, 2016 and December 31, 2015 consist of the following:

	June 30, 2016	December 31, 2015
Non-current income tax liability	$1,022,834	$991,654
Deferred rent	29,707	35,339
	$1,052,541	$1,026,993

In 2015, the Company completed a U.S. Federal and State of New Jersey Research and Development and U.S. Federal Orphan Drug tax credits analysis related to the years ended December 31, 2008 through 2014. The Company will claim the U.S. Federal Research and Development and Orphan Drug tax credits in the future on U.S. Federal tax returns. As a result, the Company will file amended New Jersey tax returns to report an income tax liability and interest which the Company recorded in 2015 as a non-current liability of $991,654 disclosed above. During the six months ended June 30, 2016, the Company recorded $31,180 of additional interest which has been reflected as income tax expenses in the accompanying statement of loss.

8.	Loans Payable
On May 9, 2014, the Company entered into a term loan agreement for $15 million with Hercules Technology Capital Growth (“Hercules”). The first $10 million of the term loan was funded at closing. On March 30, 2015, the Company drew down the remaining $5 million of the term loan. The term loan was repayable in installments over forty-eight months and, at drawdown date, had an interest-only period of eighteen months after closing. Interest is payable monthly at the greater of 9.75% or an adjusted rate based upon the U.S. prime rate with interest only period until December 1, 2015. The average interest rate paid by the Company during the first six months of 2016 was 10% and 9.75% during the first six months of 2015.

Pursuant to the loan agreement, the Company issued Hercules a warrant to purchase an aggregate of 210,675 shares of the Company’s common stock at an exercise price of $2.67 per share with a term of five years. The warrant is exercisable beginning on the date of issuance and expires May 9, 2019. The fair value of the warrants of $397,649 and financing costs of $407,253 incurred in connection with the term loan were recorded as debt issuance costs and will be amortized as interest expense using the effective interest method over the term of the loan.

In addition, the Company will pay an end of term charge of $592,500 on the earliest to occur of (i) the term loan maturity date, (ii) the date that the Company prepays the outstanding loan, or (iii) the date that the loan becomes due and payable. The end of term charge will be accrued as additional interest expense using the effective interest rate method over the term of the loan. For the six months ended June 30, 2016 and 2015, the Company accrued $78,557 and $89,912, respectively.

On April 25, 2016, the Company entered into an amendment agreement with Hercules which provided that the scheduled principal payments due on May 1, 2016 and the first business day of each month thereafter through and including the payment

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

due on May 1, 2017 will be deferred (“deferred payments”). Commencing on June 1, 2017, and continuing on the first business day of each month thereafter, scheduled payments of principal and interest based on original amortization period of thirty-one (31) consecutive months are due under the amended agreement with a balloon payment of all the deferred payments included in the last installment. The Company incurred financing costs of $130,365 in connection with this amendment. For the six months ended June 30, 2016 and 2015, the amortization of debt issuance costs was $123,245 and $116,486, respectively. At June 30, 2016, the remaining unamortized balance of debt issuance costs was $423,832.The deferred payments and all other accrued but unpaid interest will be due and payable on the loan maturity date of June 1, 2018. The current portion of debt on the consolidated balance sheet and the summary of payments disclosed below reflect this amendment. The Company concluded that the terms of the amended debt instrument were not substantially different, than the existing instrument and therefore did not apply debt extinguishment accounting.

Long-term debt as of June 30, 2016 and December 31, 2015, consists of the following:

	June 30, 2016	December 31, 2015
Loan payable	$12,839,007	$14,572,558
End of term fee	381,955	303,398
	13,220,962	14,875,956
Deferred debt issuance costs	(423,832)	(416,712)
	12,797,130	14,459,244
Less: Current portion	(728,803)	(5,378,134)
Long-term debt	$12,068,327	$9,081,110

The summary of payments due on the term loan as of June 30, 2016, is as follows:

2017	$2,603,823
2018	10,827,684
Total loan payments	13,431,507
Less end of term fee	(592,500)
Loan payable	$12,839,007

The Company repaid the term loan in full on July 12, 2016.

9.	Stockholders' Equity
Public Offering of Common Stock
On March 29, 2016, the Company completed a public offering of 4,600,000 shares of the Company's common stock, including the exercise in full of the underwriters’ overallotment option to purchase up an additional 600,000 shares of common stock at the public offering price of $9.50 per share. The gross proceeds of this offering were $43.7 million. Net proceeds to the Company, after deducting the underwriters' discounts and commission and other offering expenses payable by the Company, were $40.6 million.

At-The-Market Equity Offering Program
On October 16, 2015, the Company entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) to sell shares of common stock with aggregate gross proceeds of up to $20.0 million, from time to time, through an “at-the-market” equity offering program under which Cantor will act as sales agent. The Sales Agreement provides that Cantor will be entitled to compensation for its services in an amount equal to 3.0% of the gross proceeds from the sales of shares sold under the Sales Agreement.

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

During the six months ended June 30, 2016, the Company sold 1,353,900 shares of common stock under the Sales Agreement at $7.43 per share for gross proceeds of $10.1 million and net proceeds of $9.8 million, after deducting Cantor’s commission. As of June 30, 2016, $7.9 million of common stock remains available to be sold under this facility.

Warrants
During the six months ended June 30, 2016, 3,730,758 warrants were exercised with a weighted average exercise price of $3.65 of which 805,654 shares were withheld to satisfy the exercise price. A total of 12,445 warrants with a weighted average exercise price of $11.25 expired during the period. The following table summarizes the warrants outstanding to purchase common stock at June 30, 2016:

Issue date	Number of warrants	Exercise price	Term	Expiry
December 2011	66,437	$5.21	7 years	December 2018
February 2012	3,700	$5.21	6 years	February 2018
April 2013	67,260	$5.21	7 years	April 2020
April 2013	1,584,680	$3.58	7 years	April 2020
October 2014	27,868	$3.58	5 years	October 2019
	1,749,945

10.	Stock Based Compensation
2013 Equity Incentive Plan
In 2013, the Company adopted the Celator Pharmaceuticals, Inc. 2013 Equity Incentive Plan (the “Plan”). Options granted under the Plan may be incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees. The board of directors, or a committee of the board of directors appointed to administer the Plan, determines the period over which options become exercisable and the conditions under which stock awards are granted and become vested.

The following table summarizes the activity of the Company’s stock option plan for the six months ended June 30, 2016:

		Number of options	Weighted Average Exercise price	Weighted Average Remaining Contractual Life (Yrs)	Aggregate Intrinsic Value
Outstanding at	December 31, 2015	3,944,571	$2.90
	Granted	1,608,024	1.40
	Exercised	(434,381)	2.32
	Expired and cancelled	(11,138)	2.26
Outstanding at	June 30, 2016	5,107,076	$2.48	8.0	$141,485,683
Exercisable at	June 30, 2016	2,415,059	$2.80	7.0	$66,120,684

During the six months ended June 30, 2016, 14,572 shares were withheld to satisfy the exercise of certain stock options exercised during the period.

In January 2016, the Company granted 397,024 stock options, included in the options granted above, to certain employees as payment of $365,262 of bonuses earned and accrued as of December 31, 2015. In February 2015, the Company issued 60,517 shares of common stock to certain Company employees as payment of $168,843 of bonuses earned and accrued as of December 31, 2014.

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

The following table provides information regarding stock options activity during the periods:

	Six months ended June 30
	2016	2015
Stock compensation expense recognized	$1,173,401	$794,138
Weighted average grant-date fair value of stock options issued (per share)	$1.10	$2.27
Grant-date fair value of stock options issued	$1,761,912	$1,589,435
Volatility	98.7%	105.8%
Risk-free interest rate	1.6%	1.7%
Dividend yield	—%	—%
Expected life in years	6.0	6.2
Intrinsic value of stock options exercised	$9,300,829	$—

The grant-date fair value of stock options is estimated using the Black Scholes option pricing model. The Company determined the options’ life based on the simplified method and determined the options’ expected volatility based on peer group volatility and dividend yield based on the historical dividend payments. The risk free interest rate is based on the yield of an applicable term Treasury instrument.

The Company amortizes the fair value of the stock options on a straight-line basis over the applicable requisite service periods of the awards, which is generally the vesting period. At June 30, 2016, the total compensation cost related to non-vested awards not yet recognized and weighted average period over which it will be recognized was $4,352,979 and 0.03 years, respectively.

11.	Geographic Segment Information
The Company operates in the United States and Canada. The Company’s CPX-351 clinical trial materials are manufactured by a third party using the Company’s equipment located in Germany. Geographic net loss information is based on the location whereby the expenses were incurred. The geographic information about total assets is based on the physical location of the assets.

	Total Assets
	June 30, 2016	December 31, 2015
United States	$64,855,372	$24,256,629
Canada	172,610	204,283
Germany	681,968	757,560
Total Assets	$65,709,950	$25,218,472

	Loss before Income Taxes
	Six months ended June 30
	2016	2015
United States	$(13,304,909)	$(8,703,036)
Canada	(949,725)	(989,473)
Total Loss before Income Taxes	$(14,254,634)	$(9,692,509)

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

12.	Commitments and Contingencies
In September 2015, the Company entered into a lease agreement for office and laboratory space in Vancouver, British Columbia, which expires in August 2017. The remaining minimum lease payments as of June 30, 2016 were $132,200. The Company also vacated its previous lease for office space effective October 1, 2015. The vacated lease expired in June 2016.

In March 2013, the Company entered into an office lease agreement for office space in Ewing, New Jersey, which commenced in June 2013 with a term of sixty months. The remaining minimum lease payments as of June 30, 2016 were $287,100. Under the Ewing, New Jersey lease agreement, the Company will be obligated to maintain a letter of credit from a bank with respect to its security deposit obligations in the amount of $200,000 during the first year of the Agreement and the deposit is reduced annually through lease expiration date. The restricted deposit balance as of June 30, 2016 was $120,000.

The Company has a worldwide exclusive license agreement with Princeton University dated June 2007 that provides the Company with exclusive rights to some aspects of its nanoparticle polymer technology arising from research sponsored by the Company at Princeton University between 2003 and 2007. These inventions are generally characterized as particulate constructs for release of active agents for medical application. Of the products currently in the Company’s pipeline, only the hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation is subject to this agreement. The Company is obligated to pay a royalty on net sales to Princeton University of a low single-digit percentage if any invention is sold by the Company or a company to which the product covered by the invention was licensed by the Company, which was generated under the exclusive licensing agreement. No royalty or other product/sub-license-related payments have been made to date. The Company is obligated to provide Princeton University a percentage within the range of 45% to 55% of proceeds obtained from a sub-license of the intellectual property to a third party in cases where the Company has not conducted any research or development activities and is solely licensing out the original intellectual property jointly developed by the Company and Princeton University. The Company may terminate the agreement at any time by giving 90 days written notice to Princeton University. Princeton may terminate the agreement if the Company should breach or fail to perform under the agreement, with written notice of default provided by Princeton University to the Company and only if the Company fails to cure the default within 60 days. The Company is obligated under the agreement to provide an annual progress report to Princeton University on any developments of the licensed technology as well as prosecution of the patents covering the technology and the use of commercially reasonable efforts to develop licensed products.

The Company has a collaborative research agreement dated May 2001 with the British Columbia Cancer Agency (“BCCA”) whereby in consideration for the license and conditional assignment of all Company-sponsored intellectual property to the Company by BCCA, the Company will pay to BCCA a royalty in the low single digits on net sales of royalty-bearing products in territories so long as a valid claim exists for inventions made between June 2000 and June 2005 under the agreement. All obligations relating to the conduct of the research and assignment of intellectual property have been completed. No payments of royalties have been made to date. Either party may terminate the agreement if the other party commits a material breach or default and such breach or default is not reasonably cured within 45 days.

In consideration of funding by the Leukemia and Lymphoma Society ("LLS") and transfer to the Company of any rights LLS may have to any project inventions developed during the term of the agreement, the Company may be required to pay LLS a cash multiple on the LLS funding, (LLS funding was $5 million in support of the Phase 3 study of VYXEOS in addition to the approximately $4.1 million the Company received in support of the Phase 2 study). Subject to exclusions under the agreement, the Company is obligated to pay LLS an amount equal to 50% of the cash payments the Company receives from out-licenses and transfers of rights to the product or other liquidity event, as defined in the agreement, until LLS has received an amount equal to 1.5 times the amount of funding the Company receives from LLS. The total amount payable by the Company to LLS will not exceed 3.55 times the amount of funding received from LLS, with the specific amount depending on when the payment(s) occur relative to the timing of the research program and product commercialization. The payments may take the form of cash payments or royalties (not to exceed 5% of net sales) but will not exceed the maximum amount referred to in the preceding sentence.

13.	Subsequent Events
On May 27, 2016, the Company, Jazz Pharmaceuticals plc, an Irish public limited company (“Parent”), and Plex Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”) entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, Parent, through Purchaser,

Celator Pharmaceuticals, Inc. and Subsidiaries
 Notes to the Consolidated Financial Statements
(Unaudited)

commenced a cash tender offer to acquire all of the outstanding shares of the Company’s common stock for $30.25 per share, net to seller in cash, without interest (less any required withholding taxes).

On July 12, 2016, Purchaser completed the acquisition of the Company for aggregate consideration of approximately $1.5 billion and the Company became an indirect wholly-owned subsidiary of Parent.